UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 27, 2019

SailPoint Technologies Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-38297 (Commission File Number)	47-1628077 (I.R.S. Employer Identification Number)
11120 Four Points Drive, Suite 100 Austin, TX (Address of principal executive offices)	78726 (Zip code)
(512) 346-2000 (Registrant’s telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2019, Kenneth J. Virnig, II, a director of SailPoint Technologies Holdings, Inc., a Delaware corporation (the “Company”), notified the Company of his intention to resign from his position on the Board of Directors (the “Board”) of the Company and from each committee of the Board of which he is a member, effective as of the end of the business day on which the Board accepted the resignation. On March 27, 2019, the Board accepted Mr. Virnig’s resignation.  Mr. Virnig’s resignation from the Board was not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices. Mr. Virnig was a member of the Company’s Compensation Committee and Cybersecurity Committee.

On March 27, 2019, the Board, upon the recommendation of its Nominating and Corporate Governance Committee, appointed Tracey Newell to the Board as a Class I Director to fill the vacancy created by Mr. Virnig’s resignation, with a term expiring at the 2021 annual meeting of stockholders or until her successor is elected and qualified, or, if earlier, until her death, disability, resignation, disqualification, or removal from the Board. Based on information provided by Ms. Newell concerning her background, employment, and affiliations, the Board determined that Ms. Newell meets the independence requirements under the rules of the New York Stock Exchange (the “NYSE”), including the additional independence requirements of the NYSE and Securities Exchange Commission applicable to members of compensation committees, and that there are no transactions between the Company and Ms. Newell that would require disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Ms. Newell and any other persons pursuant to which she was appointed as a director of the Company. Ms. Newell has been appointed as a member of the Company’s Compensation Committee and as a member of its Nominating and Corporate Governance Committee.

In connection with her appointment, Ms. Newell will receive a restricted stock unit award with a value equal to approximately $28,334 under the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan (the “LTIP”), which amount represents the prorated value of a $170,000 annual director award reduced to reflect the service period from the date of her appointment to the Board through the date of the 2019 annual meeting of stockholders, and which will vest on May 2, 2019.

Ms. Newell will receive the standard non-employee director compensation for her service as a director, which compensation currently consists of: (i) an annual cash retainer of $30,000 for her service on the Board, (ii) an annual cash retainer of $6,000 for her service on the Compensation Committee, (iii) and an annual cash retainer of $3,750 for her service on the Nominating and Corporate Governance Committee, (iv) an annual equity award under the LTIP with a grant date value equal to $170,000, for each year following her initial partial year of service on the Board.

In connection with her appointment, the Company and Ms. Newell entered into the Company’s standard form of indemnification agreement, which requires the Company, among other things, to indemnify Ms. Newell against liabilities that may arise by reason of her status or service. The indemnification agreement also requires the Company to advance all expenses incurred by Ms. Newell in investigating or defending any action, suit, or proceeding that may arise by reason of her status or service.

For a full description of the compensation program for the Company’s non-employee directors and the Company’s indemnification agreements, please see the Company’s Proxy Statement for its 2018 annual meeting of stockholders, filed with the Securities and Exchange Commission on September 27, 2018.

Ms. Newell currently serves as President of Informatica’s Global Field Operations, responsible for worldwide field sales, alliances, channels and sales operations, and customer success. Prior to joining Informatica, Ms. Newell was Executive Vice President of global field operations at Proofpoint.  Ms. Newell also served as a member of the Informatica board of directors from June 2016 to June 2018. Before Proofpoint, Ms. Newell was Executive Vice President Global Sales at Polycom. She has also held sales leadership positions at Juniper Networks and at Cisco WebEx. Ms. Newell received her bachelor’s degree in business economics from the University of California, Santa Barbara.

The Board believes that Ms. Newell’s management and extensive industry experience as well as her prior board experience qualify her to serve as a director.

Item 7.01 Regulation FD Disclosure.

On March 28, 2019, the Company issued a press release announcing the appointment of Tracey Newell to the Board, to the Compensation Committee and to the Nominating and Corporate Governance Committee and the resignation of Kenneth J. Virnig, II from the Board. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated into this Item 7.01 by reference.

The information furnished in this Item 7.01, including the press release incorporated into this Item 7.01, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 28, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

		By:	/s/ Cam McMartin
Cam McMartin
		Title:	Chief Financial Officer
Date:	March 28, 2019